News Release

TranSwitch Regains Compliance with NASDAQ Minimum Bid Price Rule

SHELTON, CT – December 11, 2009 – TranSwitch® Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions for the converging data, video and voice wireline and wireless networks, today announced that on December 9, 2009, the Company received notice from the NASDAQ Stock Market stating that since the closing bid price of the Company’s common shares has been at or above $1.00 per share for at least 10 consecutive trading days, it has regained compliance with the minimum bid price rule enumerated in NASDAQ Listing Rule 5450(a)(1).

TranSwitch Corporation’s shares will continue to trade on the NASDAQ Capital Market under the symbol "TXCCD” until December 22, 2009, when the Company's symbol will revert back to its original symbol "TXCC.”

About TranSwitch Corporation:

TranSwitch Corporation (Nasdaq: TXCC) designs, develops and markets innovative semiconductors and technologies that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001 registered company. For more information, visit www.transwitch.com.

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Forward-looking statements in this release, including statements regarding management's expectations for future financial results, continued listing and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.

For More Information Contact:

Company
Robert A. Bosi
Vice President and Chief Financial Officer
Phone: 203.929.8810 ext. 2465
Robert.Bosi@transwitch.com